EXHIBIT 99


PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:   John D. Milton, Jr.
           Chief Financial Officer                       904/396-5733

------------------------------------------------------------------------

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2009.

Jacksonville, Florida; November 30, 2009 - Patriot Transportation Holding, Inc.(NASDAQ-PATR) reported income from continuing operations of $2,056,000 or $.66 per diluted share in the fourth quarter of fiscal 2009, a decrease of 36.1% compared to $3,216,000 or $1.03 per diluted share in the same period last year. Income from continuing operations for fiscal year ended September 30, 2009 was $7,908,000 or $2.53 per diluted share, a decrease of 11.3% compared to $8,919,000 or $2.85 per diluted share for the same period last year.

During fiscal 2009 reduced miles driven in the transportation segment were more than offset by reduced vehicle accident costs, increased revenue per mile, higher gains on equipment sales and cost management. The real estate segment's fiscal 2009 results were impacted by lower royalty revenues, increased depreciation and maintenance expense for new buildings that are not leased, and severance costs but were assisted by increased capitalization of property taxes and interest expense. Income from continuing operations for fiscal 2008 benefited from a gain on condemnation of land of $1,916,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,541,000, net of income tax benefits, for the Company's former President and CEO, whose retirement was effective February 6, 2008.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2009, consolidated revenues were $27,842,000, a decrease of $6,941,000 or 20.0% over the same quarter last year.

Transportation segment revenues were $22,312,000 in the fourth quarter of 2009, a decrease of $6,360,000 over the same quarter last year. Revenue miles in the current quarter were down 12.4% compared to the fourth quarter of 2008 due in part to the economic environment. Excluding fuel surcharges, revenue per mile increased 4.2% over the same quarter last year. The average price paid per gallon of diesel fuel decreased by $1.73 or 42.2% over the same quarter in fiscal 2008. Fuel surcharge revenue decreased $4,360,000.

Real Estate segment revenues for the fourth quarter of fiscal 2009 were $5,530,000, a decrease of $581,000 or 9.5% over the same quarter last year. Lease revenue from developed properties decreased $157,000 or 3.7%, due to reduced occupancy. Royalties and land rent decreased $424,000 or 22.3% due to decreased demand for mined tons and a $145,000 decrease in revenue from timber sales.

Consolidated gross profit was $7,893,000 in the fourth quarter of fiscal 2009, a decrease of $207,000 or 2.6% compared to $8,100,000 in the same period last year. Gross profit in the transportation segment increased $433,000 or 8.4% due to reduced vehicle accident costs and cost management that offset the reduced miles driven. Gross profit in the real estate segment decreased $640,000 or 21.7% from the fourth quarter 2008, due to decreased demand for tons mined, reduced occupancy of developed properties, increased cost from new buildings placed in service and severance costs partially offset by higher capitalization of real estate taxes.

Selling, general and administrative expenses for the fourth quarter of fiscal 2009 increased $575,000 over the same quarter last year. The fourth quarter of fiscal 2009 includes $900,000 for the impairment to estimated fair value of the corporate aircraft. The Company's decision to discontinue its use required adjustment to the lower values of the current economic environment.
Interest expense net of interest income was $525,000 higher than the same quarter last year primarily due to lower capitalized interest relating to construction activity.


                                 Continued
   501 Riverside Ave., Ste 500 /  Jacksonville, Florida  32202 / (904) 396-5733


During the fourth quarter of fiscal 2008 the Company recorded an additional gain from condemnation of land of $604,000 related to final agreement with the Virginia Department of Transportation on the value of 28 acres taken on December 13, 2007.

In August 2009 the Company sold its flatbed trucking company, SunBelt Transport, Inc. The after tax loss from this discontinued operation for the fourth quarter of fiscal 2009 was $1,057,000 compared to $53,000 for the same period last year. Diluted loss on discontinued operations for the fourth quarter of fiscal 2009 was $.34 compared to $.01 in the same quarter last year.

Fiscal Year 2009 Operating Results. For the fiscal year 2009, consolidated revenues were $114,553,000, a decrease of $15,347,000 or 11.8% over the same period last year.

Transportation revenues were $91,420,000, a decrease of $13,667,000 or 13.0%. Revenue miles in the current year were down 7.0% principally due to lower demand for products hauled resulting from the economic environment. Excluding fuel surcharges, revenue per mile increased 4.3%.

Real estate revenues decreased $1,680,000 or 6.8% in 2009 to $23,133,000. Lease revenue from developed properties decreased $306,000 or 1.8%. Royalties and rent decreased $1,374,000 or 17.6% due to reduced demand for mined tons.

Consolidated gross profit was $29,324,000 in 2009 compared to $30,049,000 in 2008, a decrease of 2.4%. Gross profit in the transportation segment increased $1,353,000 or 7.6% due to reduced vehicle accident costs, higher gains on equipment sales, increased revenue per mile, and cost management offsetting the reduced miles driven. Gross profit in the real estate segment decreased $2,078,000 or 16.9% due to reduced demand for mined tons, expenses related to new building additions and severance costs.

Selling, general and administrative expenses for 2009 decreased $1,824,000 to $13,196,000. Fiscal 2009 includes $900,000 for the impairment to estimated fair value of the corporate aircraft. The Company's decision to discontinue its use required adjustment to the lower values of the current economic environment. Fiscal 2008 included $2,503,000 accrual of retirement benefits for the Company's previous President and Chief Executive Officer.
Interest expense net of interest and other income was $276,000 lower in 2009 than 2008 primarily due to higher construction activity capitalized interest.

Gain from condemnation of land was $3,111,000 in fiscal 2008 resulting from the taking by the Virginia Department of Transportation ("VDOT") of 28 acres on December 13, 2007. The Prince William County Property was purchased in December 2005 and the cost of the 28 acres taken by VDOT was $3,282,000.

The after tax loss from discontinued operations was $4,155,000 or $1.33 per diluted share in fiscal 2009 compared to $951,000 or $.30 per diluted share in fiscal 2008. Fiscal 2009 includes a loss on the sale of $2,316,000 after tax or $.74 per diluted share.

Summary and Outlook. The transportation segment was able to offset reduced demand for hauled products with reduced vehicle accident costs, higher gains on equipment sales, increased revenue per mile, and cost management. Gross profit from the leasing of developed buildings is expected to weaken from existing levels as our three new buildings brought into service in the past twelve months continue to contribute no revenue (but now add their fair share of depreciation and maintenance expense) and expiring leases, if renewed, will entail rent concessions from the existing levels. Prospective tenants for vacant space are significantly fewer than in the past few years, competition for their contracts are more intense and rental rates continue to decline from existing levels. The Company is not presently engaged in the construction of any new buildings.

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements.
These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases,operates and manages land and buildings to generate both current cash flows and long-term capital appreciation.
The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.




   	           PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                   (In thousands except per share amounts)

                                    Three Months          Fiscal Year
                                       Ended                Ended
                             	   September 30          September 30
                                   ------------          ------------
                                2009       2008       2009        2008
                                ----       ----       ----        ----

Revenues                      $27,842    34,783      $114,553  129,900
Gross profit                   $7,893     8,100       $29,324   30,049
Income before taxes            $3,371     5,274       $12,730   14,443
Income from continuing
  operations                   $2,056     3,216        $7,908    8,919
Income (loss) from
  discontinued operations     ($1,057)      (53)      ($4,155)    (951)

Net income (loss)                $999     3,163        $3,753    7,968

Earnings per common share:
 Income from continuing operations
           Basic                $0.67      1.06         $2.60     2.94
           Diluted              $0.66      1.03         $2.53     2.85

Loss from discontinued operations
           Basic               ($0.34)    (0.02)       ($1.37)   (0.31)
           Diluted             ($0.34)    (0.01)       ($1.33)   (0.30)

Net income (loss)
           Basic                 $.33      1.04         $1.23     2.63
           Diluted               $.32      1.02         $1.20     2.55

Weighted average common shares outstanding:
           Basic                3,050     3,028         3,041    3,033
           Diluted              3,128     3,114         3,117    3,126


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                   PATRIOT TRANSPORTATION HOLDING, INC.
                   Condensed Balance Sheets (unaudited)
                         (Amounts in thousands)

                                          September 30      September 30
                                              2009              2008
                                          ------------      -------------

Cash and cash equivalents                 $     15,803      $      7,778
Accounts receivable, net                         5,286             9,834
Notes receivable, current                        1,158                 -
Assets of discontinued operations                1,519            17,297
Other current assets                             6,117             6,943
Property, plant and equipment, net             199,013           197,823
Investment in Brooksville Joint Venture          6,858             6,395
Notes receivable, non-current                    5,647                 -
Other non-current assets                        15,453            15,970
                                         -------------      ------------

  Total Assets                           $     256,854      $    262,040
                                         =============      ============

Current liabilities                      $      18,707      $     20,803
Liabilities of discontinued operations           3.660             7,808
Long-term debt (excluding current maturities)   71,860            76,153
Deferred income taxes                           15,679            15,227
Other non-current liabilities                    4,540             4,694
Shareholders' equity                           142,408           137,355
                                         -------------      ------------
 Total Liabilities and Shareholders'
    Equity                               $     256,854      $    262,040
                                         =============      ============



                 PATRIOT TRANSPORTATION HOLDING, INC.
                    Business Segments (unaudited)
                       (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                     Three Months Ended   Fiscal Year Ended
                                       September 30         September 30
                                       ------------         ------------

                                    2009         2008     2009          2008
                                    ----         ----     ----          ----

Transportation Revenues            $ 22,312    28,672   $  91,420    105,087
Real Estate Revenues                  5,530     6,111      23,133     24,813
                                   --------    ------    --------     ------

Total Revenues                     $ 27,842    34,783   $ 114,553    129,900
                                   ========    ======   =========   ========

Transportation Operating Profit    $  3,686     3,081   $  10,924      9,479
Real Estate Operating Profit          2,305     2,945      10,210     12,288
Corporate Expenses                   (1,739)     (992)     (5,006)    (6,738)
                                   ---------   -------   ---------   --------

Total Operating Profit             $  4,252     5,034   $  16,128     15,029
                                   ========    ======  ==========    =======


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